Exhibit 99.7

PRO FORMA VALUATION UPDATE REPORT

STANDARD CONVERSION

URSB Bancorp, Inc. │Carteret, New Jersey

HOLDING COMPANY FOR:
United Roosevelt Savings Bank │Carteret, New Jersey

Dated as of October 29, 2025

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

October 29, 2025

Boards of Directors

United Roosevelt MHC

United Roosevelt Bancorp

URSB Bancorp, Inc.

United Roosevelt Savings Bank

11-15 Cooke Avenue

Carteret, New Jersey 07008

Members of the Boards of Directors

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”), and applicable regulatory interpretations thereof. Our original appraisal report, dated August 5, 2025 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On September 8, 2025, the Board of Directors of United Roosevelt MHC (the “MHC”), United Roosevelt Bancorp and United Roosevelt Savings Bank (also referred as the “Bank”) adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, United Roosevelt Bancorp, which currently owns all of the issued and outstanding common stock of the Bank will be succeeded by a newly formed Maryland corporation with the name of URSB Bancorp, Inc. (“URSB Bancorp” or the “Company”). Following the conversion, the MHC and United Roosevelt Bancorp will cease to exist and the Bank will be a wholly-owned subsidiary of URSB Bancorp. For purposes of this document, the existing consolidated entity will hereinafter be referred to as URSB Bancorp or the Company, unless otherwise identified as United Roosevelt Bancorp.

URSB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including United Roosevelt Savings Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of United Roosevelt Savings Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

October 29, 2025

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, URSB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $400,000 and will be funded with 20,000 shares of URSB Bancorp common stock and $200,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which United Roosevelt Savings Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in URSB Bancorp’s financial condition, including financial data through September 30, 2025; (2) an updated comparison of URSB Bancorp’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which URSB Bancorp’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

October 29, 2025

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2025 and updated financial information through September 30, 2025. URSB Bancorp’s assets increased by $27.3 million or 8.39% from June 30, 2025 to September 30, 2025. Loans receivable accounted for most of the increase in assets during the three months ended September30, 2025, which was supplemented with increases in investment securities, bank-owned life insurance (“BOLI”) and FHLB/Bankers Bank stock. Overall, cash and investments (inclusive of FHLB/Bankers Bank stock) increased from $51.2 million or 15.73% of assets at June 30, 2025 to $53.2 million or 15.07% of assets at September 30, 2025. Net loans receivable increased from $261.1 million or 80.25% of assets at June 30, 2025 to $282.6 million or 80.15% of assets at September 30, 2025. The balance for BOLI increased from $5.8 million or 1.78% of assets at June 30, 2025 to $7.0 million or 1.97% of assets at September 30, 2025.

Updated credit quality measures for the Company remained favorable, as URSB Bancorp’s non-performing assets showed a slight decrease from $117,000 or 0.04% of assets at June 30, 2025 to $107,000 or 0.03% of assets at September 30, 2025.

Asset growth during the three months ended September 30, 2025 was primarily funded by deposit growth, which was supplemented with additional borrowings. Deposits increased from $254.0 million or 78.09% of assets at June 30, 2025 to $272.7 million or 77.35% of assets at September 30, 2025. Growth of transaction and savings account deposits accounted for most of the Company’s deposit growth during the quarter ended September 30, 2025 and also included an increase in the balance of certificates of deposit (“CDs”). The Company added FHLB advances during the quarter ended September 30, 2025, which increased the total balance of borrowings from $49.9 million or 15.34% of assets at June 30, 2025 to $57.6 million or 16.33% of assets at September 30, 2025. URSB Bancorp’s tangible equity increased from $18.8 million to $19.1 million during the three months ended September 30, 2025, which combined with comparatively stronger asset growth provided for a decrease in the Company’s tangible equity-to-assets ratio from 5.78% at June 30, 2025 to 5.42% at September 30, 2025.

URSB Bancorp’s operating results for the twelve months ended June 30, 2025 and September 30, 2025 are also set forth in Table 1. The Company’s reported earnings showed a reduction from $512,000 or 0.16% of average assets for the twelve months ended June 30, 2025 to $445,000 or 0.14% of average assets for the twelve months ended September 30, 2025. The reduction in earnings was mostly due to an increase in credit loss provisions and, to a lesser extent, an increase in operating expenses. Partially offsetting the reduction in the Company’s earnings were increases in net interest income and non-interest operating income and a lower income tax expense.

URSB Bancorp’s net interest income was higher during the most recent twelve month period, which was driven by an increase in interest income. The increase in interest income was facilitated by an increase in the average yield earned on interest-earning assets and growth of interest-earning assets. Partially offsetting the increase in interest income was a less significant increase in interest expense, which was due to an increase in the cost of interest-bearing liabilities and growth of interest-bearing liabilities. Overall, the Company’s interest rate spread showed a nominal increase from 2.44% during the nine months ended September 30, 2024 to 2.45% during the nine months ended September 30, 2025.

Boards of Directors

October 29, 2025

Table 1

URSB Bancorp, Inc.

Recent Financial Data

	At June 30, 2025		At September 30, 2025
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$325,301	100.00%	$352,589	100.00%
Cash, cash equivalents, CDs	12,673	3.90	10,839	3.07
Investment securities	36,216	11.13	39,684	11.26
Loans receivable, net	261,070	80.25	282,601	80.15
FHLB/Bankers Bank stock	2,283	0.70	2,629	0.75
Bank-owned life insurance	5,806	1.78	6,962	1.97

Deposits	254,013	78.09	272,710	77.35
Borrowings	49,897	15.34	57,572	16.33

Total equity	18,788	5.78	19,099	5.42
Tangible equity	18,788	5.78	19,099	5.42

	12 Months Ended		12 Months Ended
	June 30, 2025		September 30, 2025
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$16,065	5.07%	$16,713	5.14%
Interest expense	(8,340)	(2.63)	(8,700)	(2.67)
Net interest income	7,725	2.44	8,013	2.47
Provisions for loan losses	(232)	(0.07)	(514)	(0.16)
Net interest income after prov.	7,493	2.37	7,499	2.31

Non-interest operating income	326	0.10	341	0.10
Gain (loss) on sale of securities	(130)	(0.04)	(130)	(0.04)
Non-interest operating expense	(7,027)	(2.22)	(7,147)	(2.20)
Income before income tax expense	662	0.21	563	0.17
Income taxes	(150)	(0.05)	(118)	(0.03)
Net income	$512	0.16%	$445	0.14%

Sources:	URSB Bancorp’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

October 29, 2025

Operating expenses increased from $7.0 million or 2.22% of average assets during the twelve months ended June 30, 2025 to $7.1 million or 2.20% of average assets during the twelve months ended September 30, 2025. Overall, URSB Bancorp’s updated ratios for net interest income and operating expenses provided for a slightly higher expense coverage ratio (net interest income divided by operating expenses). URSB Bancorp’s expense coverage ratio increased from 1.10x for the twelve months ended June 30, 2025 to 1.12x for the twelve months ended September 30, 2025.

Non-interest operating income increased from $326,000 or 0.10% of average assets during the twelve months ended June 30, 2025 to $341,000 or 0.10% of average assets during the twelve months ended September 30, 2025. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 85.60% (operating expenses as a percent of net interest income and non-interest operating income) was slightly lower than the 87.40% efficiency ratio recorded for the twelve months ended June 30, 2025.

Credit loss provisions were higher during the most recent twelve month period, increasing from $232,000 or 0.07% of average assets during the twelve months ended June 30, 2025 to $514,000 or 0.16% of average assets during the twelve months ended September 30, 2025. Loan growth largely accounted for the increase in credit loss provisions established during the most recent twelve month period. The Company maintained an allowance for credit losses of $2.0 million at September 30, 2025, equal to 0.69% of total loans and 1,824.30% of non-accruing loans.

There was no change in the non-operating loss on sale of securities, which equaled $130,000 or 0.04% of average assets for both of the twelve month periods shown in Table 1.

The Company’s updated earnings showed a lower income tax expense of $118,000 or 0.03% of average assets for the twelve months ended September 30, 2025, versus an income tax expense of $150,000 or 0.05% of average assets for the twelve months ended June 30, 2025. Lower pre-tax income largely accounted for the reduction in the income tax expense recorded during the most recent twelve month period.

2.	Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for URSB Bancorp, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through September 30, 2025 and June 30, 2025, respectively.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a higher concentration of loans and a lower concentration of cash and investments. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 95.22% and 93.97%, respectively.

Boards of Directors
October 29, 2025

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2025

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
United Roosevelt Bancorp, Inc.		NJ
September 30, 2025			3.07%	12.00%	1.97%	80.15%	77.35%	14.41%	1.92%	5.42%	0.00%	5.42%	15.62%	-4.55%	18.59%	14.43%	22.89%	5.50%	5.50%	7.71%	11.09%	11.96%

All Non-MHC Public Thrifts
Averages			5.31%	13.19%	1.74%	75.91%	75.85%	8.59%	0.49%	13.84%	0.85%	12.91%	1.57%	-3.26%	3.28%	4.81%	-18.30%	6.60%	6.74%	11.59%	15.21%	16.89%
Medians			4.14%	13.74%	1.43%	76.77%	76.30%	7.15%	0.00%	11.84%	0.05%	10.90%	1.61%	0.15%	2.28%	4.69%	-17.16%	2.49%	2.38%	10.46%	13.59%	15.54%

Comparable Group
Averages			5.48%	14.21%	2.08%	74.28%	78.14%	3.80%	0.38%	16.56%	0.68%	15.88%	1.75%	-8.65%	5.80%	1.96%	-12.54%	9.12%	9.24%	14.99%	23.77%	24.86%
Medians			5.23%	14.56%	1.76%	74.70%	79.00%	3.29%	0.00%	15.09%	0.03%	13.65%	2.91%	-6.87%	6.64%	3.40%	-0.14%	3.33%	3.95%	12.54%	16.63%	17.88%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	9.60%	7.64%	1.79%	77.38%	80.25%	5.78%	0.00%	13.29%	1.94%	11.35%	6.89%	17.18%	5.62%	8.65%	4.17%	-0.77%	-0.72%	10.55%	11.66%	12.79%
BVFL	BV Financial, Inc.	MD	6.20%	4.65%	2.23%	81.73%	72.54%	0.09%	3.85%	21.80%	1.67%	20.13%	1.24%	-26.70%	7.00%	2.90%	-0.14%	-3.64%	-3.84%	19.75%	24.45%	25.70%
CLST	Catalyst Bancorp, Inc.	LA	14.63%	16.46%	5.38%	60.32%	66.55%	3.52%	0.00%	29.51%	0.00%	29.51%	-7.30%	-29.40%	9.33%	1.19%	-68.12%	-0.26%	-0.26%	27.56%	43.72%	44.98%
CPBI	Central Plains Bancshares, Inc.	NE	1.58%	12.36%	0.20%	81.41%	79.99%	1.69%	0.00%	16.90%	0.00%	16.90%	7.35%	4.97%	6.28%	6.35%	NM	6.88%	6.88%	13.76%	16.63%	17.88%
FDSB	Fifth District Bancorp, Inc.	LA	5.13%	18.77%	1.40%	70.32%	73.78%	0.00%	0.00%	24.25%	0.00%	24.25%	4.61%	8.23%	3.18%	-7.08%	0.00%	67.75%	67.75%	21.00%	41.68%	42.31%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	2.85%	15.79%	1.14%	75.89%	89.63%	0.80%	0.00%	9.06%	0.64%	8.42%	-4.40%	-13.23%	-2.12%	-4.83%	-38.23%	4.55%	5.53%	9.40%	13.59%	14.67%
IROQ	IF Bancorp, Inc.	IL	2.29%	21.73%	1.73%	71.38%	81.25%	8.21%	0.00%	9.22%	0.00%	9.22%	-0.01%	4.14%	-0.89%	-0.81%	-4.08%	10.72%	10.72%	10.04%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	0.71%	9.51%	2.09%	84.65%	83.04%	3.65%	0.00%	11.78%	0.04%	11.74%	4.57%	-30.77%	11.21%	3.90%	15.72%	6.68%	6.44%	10.97%	14.64%	15.71%
SRBK	SR Bancorp, Inc.	NJ	5.33%	13.32%	3.38%	73.51%	78.02%	3.06%	0.00%	17.87%	2.46%	15.41%	6.23%	-0.51%	8.92%	4.82%	8.21%	-2.86%	-2.49%	15.51%	NA	NA
TCBS	Texas Community Bancshares, Inc.	TX	6.44%	21.80%	1.45%	66.21%	76.38%	11.21%	0.00%	11.91%	0.01%	11.89%	-1.66%	-20.38%	9.43%	4.50%	-30.41%	2.11%	2.38%	11.32%	NA	NA

(1) Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors
October 29, 2025

Table 3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended June 30, 2025 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
United Roosevelt Bancorp, Inc.		NJ
September 30, 2025			0.14%	5.14%	2.67%	2.47%	0.16%	2.31%	0.00%	0.10%	2.20%	-0.04%	0.00%	0.03%	5.33%	2.91%	2.42%	$12,158	20.96%

All Non-MHC Public Thrifts
Averages			0.51%	5.04%	2.12%	2.91%	0.08%	2.80%	0.18%	0.40%	2.70%	0.01%	0.00%	0.19%	5.31%	2.88%	2.38%	$10,895	22.11%
Medians			0.55%	4.95%	2.14%	2.71%	0.04%	2.64%	0.01%	0.29%	2.47%	0.00%	0.00%	0.17%	5.21%	2.86%	2.23%	$8,529	23.71%

Comparable Group
Averages			0.71%	4.98%	1.90%	3.08%	0.03%	3.05%	0.03%	0.41%	2.59%	0.00%	0.00%	0.19%	5.26%	2.65%	2.62%	$8,348	18.12%
Medians			0.70%	5.10%	1.83%	3.05%	0.03%	3.05%	0.00%	0.39%	2.59%	0.00%	0.00%	0.18%	5.35%	2.65%	2.54%	$8,460	19.05%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.79%	5.53%	2.18%	3.35%	0.04%	3.31%	0.00%	0.24%	2.46%	-0.08%	0.00%	0.23%	5.84%	3.24%	2.60%	$11,375	22.61%
BVFL	BV Financial, Inc.	MD	1.19%	5.35%	1.34%	4.01%	0.04%	3.96%	0.00%	0.29%	2.62%	0.00%	0.00%	0.44%	5.77%	2.04%	3.73%	$8,496	27.25%
CLST	Catalyst Bancorp, Inc.	LA	0.80%	5.13%	1.53%	3.60%	0.16%	3.44%	0.00%	0.50%	3.16%	0.17%	0.00%	0.18%	5.51%	2.49%	3.02%	$5,519	18.66%
CPBI	Central Plains Bancshares, Inc.	NE	0.77%	5.19%	1.71%	3.48%	0.04%	3.44%	0.05%	0.49%	3.03%	0.00%	0.00%	0.18%	5.38%	2.57%	2.81%	$7,366	19.45%
FDSB	Fifth District Bancorp, Inc.	LA	0.49%	3.97%	1.74%	2.23%	0.00%	2.23%	0.00%	0.84%	2.43%	-0.24%	0.00%	-0.06%	4.20%	2.23%	1.97%	$8,171	-13.64%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.63%	4.93%	1.91%	3.02%	-0.02%	3.05%	0.06%	0.31%	2.66%	0.00%	0.00%	0.12%	5.28%	2.73%	2.55%	$8,465	16.46%
IROQ	IF Bancorp, Inc.	IL	0.49%	4.92%	2.56%	2.36%	-0.08%	2.43%	0.03%	0.53%	2.33%	-0.01%	0.00%	0.18%	5.14%	3.05%	2.09%	$8,454	27.26%
MGYR	Magyar Bancorp, Inc.	NJ	0.99%	5.36%	2.29%	3.08%	0.02%	3.05%	0.11%	0.22%	1.98%	-0.01%	0.00%	0.45%	5.62%	3.11%	2.51%	$10,280	31.49%
SRBK	SR Bancorp, Inc.	NJ	0.49%	4.38%	1.58%	2.80%	0.01%	2.79%	0.00%	0.21%	2.56%	0.14%	0.00%	0.09%	4.59%	2.24%	2.35%	$9,025	16.17%
TCBS	Texas Community Bancshares, Inc.	TX	0.53%	5.08%	2.16%	2.92%	0.09%	2.83%	0.00%	0.47%	2.68%	0.01%	0.00%	0.10%	5.32%	2.78%	2.54%	$6,329	15.51%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors
October 29, 2025

Consistent with the Original Appraisal, URSB Bancorp’s funding composition showed a similar concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 93.68% and 82.32% for the Company and the Peer Group, respectively. URSB Bancorp’s updated tangible equity-to-assets ratio equaled 5.42%, which remained below the comparable Peer Group ratio of 15.88%. Overall, URSB Bancorp’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 101.64%, which remained below the comparable Peer Group ratio of 114.15%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase URSB Bancorp’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for URSB Bancorp are based on annualized growth rates for the nine months ended September 30, 2025 and the Peer Group’s growth rates are based on growth for the twelve months ended June 30, 2025. URSB Bancorp recorded a 15.62% increase in assets, versus a 1.75% increase in assets for the Peer Group. Asset growth by the Company was primarily realized through an 18.59% increase in loans, which was partially funded by a 4.55% reduction in cash and investments. Comparatively, the Peer Group’s asset growth was driven by a 5.80% increase in loans, which was partially offset by an 8.65% decrease in cash and investments.

The Company’s asset growth was funded by a 14.43% increase in deposits and a 22.89% increase in borrowings. Comparatively, asset growth for the Peer Group was funded by a 1.96% increase in deposits, which also funded a 12.54% reduction in borrowings. Updated tangible net worth growth rates equaled increases of 5.50% and 9.24% for the Company and the Peer Group, respectively.

Table 3 displays comparative operating results for URSB Bancorp and the Peer Group, based on earnings for the twelve months ended September 30, 2025 and June 30, 2025, respectively. URSB Bancorp and the Peer Group recorded net income to average assets ratios of 0.14% and 0.71%, respectively. Higher ratios for net interest income and non-interest operating income and a lower ratio for credit loss provisions continued to represent earnings advantages for the Peer Group. Non-operating income and effective tax rate also remained as earnings advantages for the Peer Group, while a lower operating expense ratio remained as an earnings advantage for the Company.

In terms of core earnings strength, updated expense coverage ratios posted by URSB Bancorp and the Peer Group equaled 1.12x and 1.19x, respectively. The Peer Group’s higher expense coverage continued to be supported by a higher net interest income ratio, which was partially offset by the Company’s lower operating expense ratio. The Peer Group’s higher net interest income ratio was realized through a lower interest expense ratio, which was partially offset by the Company’s higher interest income ratio.

Boards of Directors
October 29, 2025

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.10% and 0.44% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing URSB Bancorp’s core earnings strength relative to the Peer Group's, the Company’s updated efficiency ratio of 85.60% remained higher (less favorable) than the Peer Group’s efficiency ratio of 73.58%.

Credit loss provisions remained a larger factor in the Company’s updated earnings, with credit loss provisions established by the Company and the Peer Group equaling 0.16% and 0.03% of average assets, respectively.

On average, non-operating income and losses equaled 0.00% of average assets for the Peer Group, versus a non-operating loss equal to 0.04% of average assets for the Company. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group's updated earnings.

Updated effective tax rates equaled 20.96% and 18.12% for the Company and the Peer Group, respectively.

The Company’s updated credit quality measures continued to imply a slightly lower degree of credit risk exposure relative to the comparable Peer Group measures. As shown in Table 4, the Company’s non-performing assets/assets and non-performing loans/loans ratios of 0.28% and 0.35%, respectively, were slightly lower than the comparable Peer Group ratios of 0.57% and 0.70%. The Company’s updated reserve coverage ratios indicated a higher level of reserves as a percent of non-performing loans (199.59% versus 138.78% for the Peer Group) and a lower level of reserves as a percent of loans (0.69% versus 1.03% for the Peer Group). Net loan charge-offs were a more significant factor for the Peer Group, with net loan charge-offs as a percent of loans equal to 0.04% for the Peer Group versus zero net charge-offs for the Company.

3.             Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. A mid-August 2025 stock market rally was spurred by favorable inflation data, which raised investor optimism that the Federal Reserve would cut rates in September. After trading in a mixed range heading into the second half of August, stocks surged higher in a one-day rally as the Federal Reserve Chairman’s speech on the economy raised hopes of a rate cut in September. An upward revision to second quarter GDP growth served as a catalyst for the Dow Jones Industrial Average (“DJIA”) and S&P 500 closing at record highs in late-August. After posting gains for the month of August, inflation concerns and a weak employment report for August pressured major U.S. stock indexes lower at the start of September. Stocks rallied heading into mid-September, with all three of the major U.S. stock indexes closing at record highs on heightened expectations that the Federal Reserve would move to cut interest rates in September. After the Federal Reserve cut rates by a quarter point as expected, the positive trend in the broader stock market continued going into the second half of September. Tech shares led major U.S. stock indexes lower for three consecutive sessions in late-September, which was followed by major U.S. stock indexes trading higher in the last few trading sessions of the third quarter.

Boards of Directors
October 29, 2025

Table 4
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of June 30, 2025

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)	NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
United Roosevelt Bancorp, Inc.		NJ
September 30, 2025			0.00%	0.28%	0.35%	0.69%	199.59%	199.59%	$0	0.00%

All Non-MHC Public Thrifts
Averages			0.03%	0.51%	0.78%	0.98%	225.37%	209.44%	$22,889	0.12%
Medians			0.00%	0.34%	0.45%	0.97%	176.18%	169.55%	$190	0.02%

Comparable Group
Averages			0.06%	0.57%	0.70%	1.03%	138.78%	221.89%	$107	0.04%
Medians			0.02%	0.41%	0.45%	1.06%	158.88%	145.71%	$66	0.02%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.00%	0.51%	0.66%	1.17%	178.42%	178.42%	$270	0.04%
BVFL	BV Financial, Inc.	MD	0.02%	0.62%	0.72%	1.22%	169.71%	164.91%	$-207	-0.03%
CLST	Catalyst Bancorp, Inc.	LA	0.03%	0.72%	0.98%	1.45%	148.05%	125.50%	$214	0.13%
CPBI	Central Plains Bancshares, Inc.	NE	0.01%	0.14%	0.10%	1.32%	NM	772.59%	$615	0.15%
FDSB	Fifth District Bancorp, Inc.	LA	0.01%	0.25%	0.33%	0.45%	133.99%	126.51%	$0	0.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.16%	0.63%	0.56%	0.96%	172.53%	117.35%	$-36	-0.01%
IROQ	IF Bancorp, Inc.	IL	0.02%	0.02%	0.00%	1.04%	NM	NM	$194	0.03%
MGYR	Magyar Bancorp, Inc.	NJ	0.22%	0.31%	0.07%	0.95%	NM	261.06%	$-112	-0.01%
SRBK	SR Bancorp, Inc.	NJ	0.00%	0.00%	0.00%	0.67%	NM	NM	$0	0.00%
TCBS	Texas Community Bancshares, Inc.	TX	0.10%	2.53%	3.62%	1.09%	29.99%	28.80%	$131	0.05%

(1) NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2) NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3) Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors
October 29, 2025

Major U.S. stock indexes edged higher to close at record highs at the beginning of the fourth quarter of 2025, while renewal of a trade war between the U.S. and China provided for choppy stock market conditions going into mid-October. Strong corporate earnings reports, easing trade tensions with China and encouraging inflation data propelled major U.S. stock indexes to record high closes in the second half of October. Stocks finished mixed after the Federal Reserve cut interest rates on October 29th, while casting doubt on expectations of future rate cuts. On October 29, 2025, the DJIA closed at 47632.00 or 7.98% higher since the date of the Original Appraisal and the NASDAQ closed at 23958.47 or 14.54% higher since the date of the Original Appraisal. The S&P 500 closed at 6890.59 on October 29, 2025, an increase of 9.39% since the date of the Original Appraisal.

Consistent with the broader stock market, the market for financial shares has generally traded higher since the date of the Original Appraisal. Inflation data that boosted investor confidence for a Federal Reserve rate cut lifted bank shares in mid-August. Bank stocks participated in the broader stock market rally that was triggered by the Federal Reserve Chairman’s August 22nd speech on the economy, which raised hopes of a rate cut in September. The positive trend in bank shares continued for the balance of August, which was followed by bank stocks edging lower at the start of September as higher interest rates and the disappointing jobs report for August weighed on economically sensitive stocks. As investors became more confident that the Federal Reserve would cut interest rates, bank shares traded up slightly ahead of the Federal Reserve’s mid-September meeting. The Federal Reserve’s as expected quarter-point rate cut and penciling in two more rate cuts for 2025 boosted bank shares going into the second half of September. For the balance of the third quarter bank stocks traded in a narrow range.

Profit taking and an uncertain outlook for the economy translated into bank stocks edging lower at the start of the fourth quarter of 2025. A flare-up in the U.S.-China trade war furthered the downturn in bank shares going into mid-October with the onset of the third quarter earnings season. Credit loss concerns triggered by loan losses recorded by some regional banks and the rekindling of the U.S.-China trade war pressured bank stocks lower going into the second half of October. Bank stocks traded higher along with the broader stock market in late-October and then closed lower on October 29th as the Federal Reserve lowered rates as expected but tempered expectations of further rate cuts. On October 29, 2025, the S&P U.S. BMI Banks Index closed at 234.7, an increase of 5.29% since August 5, 2025.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts reflected increases that were less than the increase recorded in the market cap weighted S&P U.S. BMI Banks Index. The slightly lower updated P/E multiples for the Peer Group and all publicly-traded thrifts were viewed to be in part related to increases in their respective earnings. In general, the more significant increase in the S&P U.S. BMI Banks Index relative to the updated pricing measures for the Peer Group and all publicly-traded thrifts implies that that smaller cap institutions underperformed the larger cap banks since the date of the Original Appraisal. Since the date of the Original Appraisal, the stock prices of nine out of the ten Peer Group companies were higher as of October 29, 2025. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of August 5, 2025 and October 29, 2025.

Boards of Directors
October 29, 2025

Average Pricing Characteristics

	At Aug. 5,		At October 29,		%
	2025		2025		Change
Peer Group(1)
Price/Earnings (x)	18.61	x	18.20	x	(2.20)%
Price/Core Earnings (x)	18.03		17.44		(3.27)
Price/Book (%)	80.29%		82.61%		2.89
Price/Tangible Book(%)	84.22		86.64		2.87
Price/Assets (%)	12.40		12.86		3.71
Avg. Mkt. Capitalization ($Mil)	$86.46		$87.82		1.57

All Publicly-Traded Thrifts
Price/Earnings (x)	15.39	x	15.15	x	(1.56)%
Price/Core Earnings (x)	15.46		14.90		(3.62)
Price/Book (%)	86.80%		89.23%		2.80
Price/Tangible Book(%)	97.14		99.09		2.01
Price/Assets (%)	11.10		11.25		1.35
Avg. Mkt. Capitalization ($Mil)	$622.89		$605.22		(2.84)

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, three standard conversion offerings, two second-step offerings and one mutual holding company offering have been completed during the past twelve months through October 29, 2025. The average closing pro forma price/tangible book ratio of the three standard conversion offerings completed during the past twelve months equaled 48.9%. On average, the three standard conversion offerings reflected price appreciation of 22.4% after the first week of trading. As of October 29 2025, the three standard conversion offerings reflected a 28.9% increase in price on average from their IPO prices.

Boards of Directors

October 29, 2025

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed Twelve Months Ended October 29, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	10/29/2025	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Security Midwest Bancorp, Inc., IL	8/1/25	SBMW-OTCQB	$218	6.41%	0.40%	129%	$8.9	100%	89%	15.2%	N.A.	N.A.	7.0%	3.0%	10.0%	13.5%	0.00%	45.4%	9.0x	4.0%	0.4%	8.8%	5.1%	$10.00	$11.40	14.0%	$11.12	11.2%	$12.30	23.0%	$12.50	25.0%
Avidia Bancorp, Inc., MA*	8/1/25	AVBC-NYSE	$2,707	6.87%	0.44%	184%	$191.8	100%	132%	3.0%	C/S	$1,000/4.48%	8.0%	4.0%	10.0%	3.4%	0.00%	59.5%	14.2x	7.0%	0.5%	11.8%	4.1%	$10.00	$14.64	46.4%	$14.58	45.8%	$15.47	54.7%	$14.92	49.2%
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM	20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.25	12.5%

Averages - Standard Conversions:			$987	17.68%	0.32%	157%	$69.7	100%	112%	11.5%	N.A.	N.A.	7.7%	3.7%	10.0%	7.8%	0.00%	48.9%	11.6x	10.4%	0.3%	23.0%	3.0%	$10.00	$12.39	23.9%	$12.24	22.4%	$12.99	29.9%	$12.89	28.9%
Medians - Standard Conversions:			$218	6.87%	0.40%	157%	$8.9	100%	115%	15.2%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	11.6x	7.0%	0.4%	11.8%	4.1%	$10.00	$11.40	14.0%	$11.12	11.2%	$12.30	23.0%	$12.50	25.0%

Second Step Conversions
Seneca Bancorp, Inc., NY*	10/16/25	SNNF-OTCQX	$299	7.94%	0.31%	186%	$10.4	58%	100%	15.1%	N.A.	N.A.	8.0%	4.0%	10.0%	9.6%	0.00%	58.6%	20.8x	5.8%	0.3%	16.9%	2.8%	$10.00	$10.22	2.2%	$10.10	1.0%	$9.93	-0.7%	$9.93	-0.7%
Lake Shore Bancorp, Inc., NY*	7/21/25	LSBK-NASDAQ	$689	13.16%	0.66%	114%	$49.5	63%	99%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	14.4x	10.7%	0.7%	18.1%	4.1%	$10.00	$11.95	19.5%	$12.11	21.1%	$12.33	23.3%	$13.77	37.7%
Marathon Bancorp, Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.02	0.2%	$10.82	8.2%

Averages - Second Step Conversions:			$402	11.89%	0.54%	141%	$25.6	60%	101%	9.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.6%	0.00%	61.0%	26.0x	9.7%	0.4%	18.2%	2.8%	$10.00	$10.71	7.1%	$10.80	8.0%	$10.76	7.6%	$11.51	15.1%
Medians - Second Step Conversions:			$299	13.16%	0.66%	124%	$16.9	58%	100%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	20.8x	10.7%	0.3%	18.1%	2.8%	$10.00	$10.22	2.2%	$10.20	2.0%	$10.02	0.2%	$10.82	8.2%

Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.51	-4.9%

Averages - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.51	-4.9%
Medians - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM	9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.51	-4.9%

Averages - All Conversions:			$723	13.96%	0.40%	154%	$46.5	75%	110%	9.7%	N.A.	N.A.	7.9%	3.9%	10.0%	7.7%	0.00%	55.5%	20.2x	10.0%	0.3%	19.4%	2.5%	$10.00	$11.23	12.3%	$11.21	12.1%	$11.51	15.1%	$11.81	18.1%
Medians - All Conversions:			$299	8.98%	0.40%	157%	$16.9	63%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	59.0%	14.4x	9.6%	0.3%	16.9%	2.8%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.25	12.5%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	10/29/2025

Boards of Directors

October 29, 2025

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to URSB Bancorp’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	Previous Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

A slight downward adjustment remained appropriate for financial condition, as downward adjustments applied for balance sheet liquidity, pro forma capital strength and funding composition remained applicable. No adjustment remained appropriate for the Company’s asset growth, as the Company’s stronger historical asset growth, which included stronger loan growth, was offset by the Peer Group’s stronger capital position and resulting greater leverage capacity. A slight downward adjustment remained appropriate for earnings, based on the Company’s less favorable expense coverage and efficiency ratios and lower pro forma core ROAA and core ROAE.

The general market for bank stocks was higher since the date of the Original Appraisal, which was led by gains in the large-cap bank stocks as indicated by the more significant increase in the market-cap weighted S&P U.S. BMI Banks Index relative to the updated pricing measures for the Peer Group and all publicly-traded thrifts. Since the date of the Original Appraisal, the S&P U.S. BMI Banks Index was up 5.29% compared to increases of 7.98% in the DJIA, 9.39% in the S&P 500 and 14.54% in the NASDAQ. No standard conversion offerings have been completed since the date of the Original Appraisal. The three standard conversion offerings that have been completed during the past twelve months showed an average price increase of 28.9% from their respective IPO prices, as of October 29, 2025. Overall, no adjustment remained appropriate for marketing of the issue.

Accordingly, taking into account the foregoing factors, we believe that the Company’s estimated pro market value as set forth in the Original Appraisal remains appropriate.

Boards of Directors

October 29, 2025

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing URSB Bancorp’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of September 30, 2025.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that no change in URSB Bancorp’s value is appropriate. Therefore, as of October 29, 2025, the estimated aggregate pro forma market value of URSB Bancorp’s conversion stock, including shares to be issued to the Foundation, equaled $17,700,000 at the midpoint, equal to 1,770,000 shares at $10.00 per share.

1.            P/E Approach. In applying the P/E approach, RP Financial's valuation conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Company’s reported earnings equaled $445,000 for the twelve months ended September 30, 2025. In deriving URSB Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate the loss on sale of securities equal to $130,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 28.0% for the earnings adjustment, the Company’s core earnings were determined to equal $539,000 for the twelve months ended September 30, 2025.

Boards of Directors

October 29, 2025

Amount
($000)
Net income (loss)	445
Add: Loss on sale of securities (1)	94
Core earnings estimate	$539

(1) Tax effected at 28.0%.

Based on URSB Bancorp’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $17.7 million midpoint value equaled 35.17 times and 29.63 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 93.24% and 69.90% relative to the Peer Group’s average reported and core P/E multiples of 18.20 times and 17.44 times, respectively (versus premiums of 65.66% and 46.92% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples indicated premiums of 101.66% and 71.07% relative to the Peer Group’s median reported and core P/E multiples, which equaled 17.44 times and 17.32 times, respectively (versus premiums of 75.87% and 65.98% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 31.01 times and 43.22 times, respectively, and based on core earnings at the minimum and the super maximum equaled 25.98 times and 36.82 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 6, and the pro forma calculations are detailed in Exhibits 2 and 3.

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $17.7 million midpoint value, the Company’s P/B and P/TB ratios both equaled 54.17%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 82.61% and 86.64%, respectively, URSB Bancorp’s updated ratios indicated discounts of 34.43% on a P/B basis and 37.48% on a P/TB basis (versus discounts of 32.08% and 35.25% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 84.96% and 91.19%, respectively, URSB Bancorp’s updated ratios at the midpoint value indicated discounts of 36.24% and 40.60% (versus discounts of 30.20% and 33.70% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the top of the super range, the Company’s P/B and P/TB ratios both equaled 62.03%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range indicated discounts of 24.91% and 28.40%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 26.99% and 31.98%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s reported and core P/E multiples.

Boards of Directors

October 29, 2025

Table 6

Fully-Converted Market Pricing Versus Peer Group

United Roosevelt Bancorp

As of October 29, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
United Roosevelt Bancorp, Inc.		NJ
Super Maximum			$10.00	$23.34	$0.27	$16.12	43.22	x	62.03%	6.29%	62.03%	36.82	x	$0.00	0.00%	0.00%	$371	10.14%	10.14%	0.26%	0.15%	1.43%	0.17%	1.68%	$23.14
Maximum			$10.00	$20.22	$0.30	$17.22	39.06	x	58.07%	5.52%	58.07%	33.08	x	$0.00	0.00%	0.00%	$368	9.50%	9.50%	0.27%	0.14%	1.49%	0.17%	1.76%	$20.13
Midpoint			$10.00	$17.70	$0.34	$18.46	35.17	x	54.17%	4.83%	54.17%	29.63	x	$0.00	0.00%	0.00%	$365	8.92%	8.92%	0.27%	0.14%	1.54%	0.16%	1.83%	$17.50
Minimum			$10.00	$15.08	$0.38	$20.14	31.01	x	49.65%	4.14%	49.65%	25.98	x	$0.00	0.00%	0.00%	$364	8.35%	8.35%	0.27%	0.13%	1.60%	0.16%	1.91%	$14.88

All Non-MHC Public Thrifts(6)
Averages			$25.98	$605.22	$1.35	$25.09	15.15	x	89.23%	11.25%	99.09%	14.90	x	$0.52	2.43%	43.53%	$6,427	13.84%	13.01%	0.59%	0.51%	3.45%	0.54%	3.58%
Median			$14.99	$163.86	$0.80	$18.23	15.22	x	82.82%	10.97%	90.35%	15.01	x	$0.38	2.18%	36.21%	$1,737	11.84%	10.91%	0.40%	0.55%	5.05%	0.55%	4.88%

All Non-MHC State of NJ(6)
Averages			$12.59	$608.88	$0.85	$17.33	13.74	x	70.13%	9.02%	80.19%	13.68	x	$0.49	4.06%	47.83%	$7,028	12.99%	11.80%	0.31%	0.47%	4.21%	0.51%	4.54%
Medians			$12.50	$286.29	$0.70	$17.51	10.75	x	63.53%	9.00%	72.19%	11.30	x	$0.44	5.08%	48.98%	$3,903	12.14%	11.81%	0.30%	0.55%	4.25%	0.53%	4.08%

Comparable Group
Averages			$16.77	$87.82	$1.03	$20.18	18.20	x	82.61%	12.86%	86.64%	17.44	x	$0.31	1.72%	25.91%	$717	16.56%	15.98%	0.53%	0.71%	5.06%	0.74%	5.23%
Medians			$16.23	$77.89	$1.02	$19.61	17.44	x	84.96%	12.34%	91.19%	17.32	x	$0.18	1.17%	19.43%	$749	15.09%	13.84%	0.40%	0.70%	5.42%	0.67%	5.46%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$18.82	$116.57	$1.18	$19.71	16.37	x	92.95%	12.60%	108.56%	15.27	x	$1.50	7.97%	130.43%	$934	13.29%	11.58%	0.49%	0.79%	5.54%	0.87%	6.09%
BVFL	BV Financial, Inc.	MD	$16.59	$160.13	$1.04	$19.19	15.22	x	83.17%	17.40%	90.35%	15.01	x	$0.00	0.00%	0.00%	$908	21.80%	20.47%	0.50%	1.19%	5.32%	1.20%	5.39%
CLST	Catalyst Bancorp, Inc.	LA	$13.52	$56.25	$0.48	$19.50	22.92	x	68.43%	19.67%	68.43%	24.88	x	$0.00	0.00%	0.00%	$274	29.51%	29.51%	0.56%	0.80%	2.70%	0.67%	2.25%
CPBI	Central Plains Bancshares, Inc.	NE	$16.25	$68.56	$0.99	$20.04	16.41	x	81.08%	13.70%	81.08%	16.41	x	$0.00	0.00%	0.00%	$501	16.90%	16.90%	0.14%	0.77%	5.52%	0.77%	5.52%
FDSB	Fifth District Bancorp, Inc.	LA	$13.29	$73.90	$0.70	$23.55	26.06	x	56.46%	13.69%	56.46%	18.99	x	$0.00	0.00%	0.00%	$540	24.25%	24.25%	0.24%	0.49%	2.09%	0.68%	2.90%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$16.01	$47.93	$1.54	$17.90	10.89	x	86.75%	7.88%	93.06%	10.40	x	$0.54	3.37%	36.05%	$609	9.06%	8.47%	0.50%	0.63%	7.31%	0.67%	7.74%
IROQ	IF Bancorp, Inc.	IL	$25.30	$81.87	$1.39	$24.42	18.47	x	103.61%	9.55%	103.61%	18.23	x	$0.40	1.58%	29.20%	$888	9.22%	9.22%	0.02%	0.49%	5.52%	0.49%	5.59%
MGYR	Magyar Bancorp, Inc.	NJ	$16.98	$109.54	$1.60	$18.03	10.75	x	94.17%	11.09%	94.47%	10.63	x	$0.32	1.88%	18.35%	$987	11.78%	11.75%	0.31%	0.99%	8.77%	1.00%	8.86%
SRBK	SR Bancorp, Inc.	NJ	$14.75	$118.61	$0.60	$21.83	24.18	x	67.56%	12.07%	78.35%	24.45	x	$0.20	1.36%	24.59%	$1,084	17.87%	15.80%	0.00%	0.49%	2.68%	0.48%	2.65%
TCBS	Texas Community Bancshares, Inc.	TX	$16.20	$44.87	$0.81	$17.62	20.77	x	91.92%	10.94%	92.03%	20.11	x	$0.16	0.99%	20.51%	$444	11.91%	11.89%	2.53%	0.53%	5.13%	0.55%	5.31%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

Boards of Directors

October 29, 2025

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, there have been three standard conversion offerings completed during the past twelve months. In comparison to the 48.90% average closing forma P/TB ratio of the three standard conversion offerings completed during the past twelve months, the Company’s P/TB ratio of 54.17% at the midpoint value reflects an implied premium of 10.78%. At the top of the super maximum, the Company’s P/TB ratio of 62.03% reflects an implied premium of 26.85% relative to the average P/TB ratio of the recent standard conversions at closing.

3.           P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $17.7 million midpoint value, URSB Bancorp’s pro forma P/A ratio equaled 4.83%. In comparison to the Peer Group's average P/A ratio of 12.86%, URSB Bancorp’s P/A ratio indicated a discount of 62.44% (versus a discount of 57.90% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 12.34%, URSB Bancorp’s P/A ratio at the $17.7 million midpoint value indicated a discount of 60.86% (versus a discount of 56.72% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

We have concluded that the Company’s estimated pro forma market value should remain the same as set forth in the Original Appraisal. Accordingly, it is our opinion, as of October 29, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $17,700,000 at the midpoint, equal to 1,770,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $15,075,000 and a maximum value of $20,325,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,507,500 at the minimum and 2,032,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $23,343,750 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,334,375. Based on this valuation range, the offering range is as follows: $14,875,000 at the minimum, $17,500,000 at the midpoint, $20,125,000 at the maximum and $23,143,750 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,487,500 at the minimum, 1,750,000 at the midpoint, 2,012,500 at the maximum and 2,314,375 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Boards of Directors

October 29, 2025

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of October 29, 2025

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of October 29, 2025

RP® Financial, LC.

Exhibit 1A
Weekly Thrift Market Line - Part One
Prices As of October 29, 2025

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	18.82	6,194	116.6	22.50	17.00	19.27	-2.34	-12.01	7.54	1.07	1.18	19.71	16.84	150.77
AX	Axos Financial, Inc.	WE	78.77	56,595	4,458.0	93.84	54.46	78.97	-0.25	18.81	12.77	7.43	7.61	47.46	45.08	437.90
BLFY	Blue Foundry Bancorp	MA	8.56	19,579	167.6	11.38	8.24	8.76	-2.28	-15.08	-12.74	-0.55	-0.55	14.88	14.87	108.66
BYFC	Broadway Financial Corporation	WE	6.51	8,774	57.1	9.46	5.71	6.66	-2.25	-2.39	-4.96	-0.29	-0.26	14.74	11.75	139.88
BVFL	BV Financial, Inc.	MA	16.59	9,652	160.1	18.19	13.53	16.66	-0.42	6.69	-3.66	1.03	1.04	19.19	17.72	94.11
CFFN	Capitol Federal Financial, Inc.	MW	6.02	129,429	782.6	7.20	4.90	6.35	-5.20	-8.37	1.86	0.47	0.47	7.88	7.80	74.89
CARV	Carver Bancorp, Inc.	MA	2.74	5,077	13.9	3.85	1.30	2.76	-0.72	55.24	48.91	-2.44	-2.44	1.29	1.29	140.57
CLST	Catalyst Bancorp, Inc.	SW	13.52	4,161	56.3	14.23	10.67	13.30	1.65	19.12	14.87	0.57	0.48	19.50	19.50	65.80
CPBI	Central Plains Bancshares, Inc.	MW	16.25	4,219	68.6	16.71	13.00	16.03	1.37	18.18	8.62	0.99	0.99	20.04	NA	118.71
ECBK	ECB Bancorp, Inc.	NE	15.22	8,826	134.3	17.33	12.56	15.98	-4.76	1.84	2.56	0.64	0.64	18.81	18.81	171.66
FBLA	FB Bancorp, Inc.	SW	12.02	18,346	220.5	12.74	9.81	12.05	-0.25	1.52	0.84	NA	NA	16.74	16.74	67.95
FDSB	Fifth District Bancorp, Inc.	SW	13.29	5,559	73.9	15.64	11.16	13.41	-0.87	16.61	5.33	0.51	0.70	23.55	23.55	97.10
FNWB	First Northwest Bancorp	WE	9.29	8,764	81.4	12.10	6.05	7.93	17.15	-7.56	-8.92	-1.16	-1.43	15.85	15.74	250.50
FSEA	First Seacoast Bancorp, Inc.	NE	11.67	4,959	50.9	11.95	9.00	11.50	1.48	28.10	16.24	-0.58	-0.58	12.92	12.88	121.96
FLG	Flagstar Bank, National Association	MA	11.53	415,353	4,789.0	13.35	8.56	11.50	0.26	12.16	23.58	-1.71	-1.44	18.28	17.24	222.07
FSBW	FS Bancorp, Inc.	WE	38.53	7,432	286.4	49.15	34.61	39.70	-2.95	-15.32	-6.16	4.21	4.55	39.01	36.95	427.32
HONE	HarborOne Bancorp, Inc.	NE	12.29	40,594	498.9	14.29	8.89	13.83	-11.14	0.90	3.89	0.65	0.70	13.47	12.09	138.17
HIFS	Hingham Institution for Savings	NE	287.01	2,181	626.0	320.00	209.71	304.41	-5.72	9.87	12.93	15.34	9.69	204.36	204.36	2080.99
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	16.01	2,994	47.9	16.13	11.75	14.15	13.14	27.16	27.57	1.26	1.33	17.90	16.63	203.57
IROQ	IF Bancorp, Inc.	MW	25.30	3,236	81.9	26.21	19.85	25.30	0.00	18.09	8.58	1.37	1.39	24.42	24.42	274.30
KRNY	Kearny Financial Corp.	MA	6.45	62,788	405.0	8.59	5.45	6.72	-4.02	-8.77	-8.90	0.42	0.42	11.55	9.77	123.28
LSBK	Lake Shore Bancorp, Inc.	MA	13.70	7,738	106.0	16.95	11.50	12.84	6.70	2.47	-0.31	0.76	0.74	14.64	14.64	94.96
MGYR	Magyar Bancorp, Inc.	MA	16.98	6,451	109.5	19.04	12.10	16.75	1.37	37.31	16.30	1.58	1.60	18.03	17.97	153.08
NECB	Northeast Community Bancorp, Inc.	MA	19.97	12,737	233.6	31.72	19.41	20.48	-2.51	-25.92	-18.38	3.30	3.28	24.01	24.01	154.97
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	10.24	41,811	428.1	14.39	9.40	11.11	-7.83	-12.63	-11.88	0.86	0.80	16.98	16.00	135.83
NSTS	NSTS Bancorp, Inc.	MW	10.90	4,883	53.2	13.32	10.72	10.83	0.67	-2.91	-7.63	-0.16	-0.16	14.86	14.86	56.52
PDLB	Ponce Financial Group, Inc.	MA	14.20	22,766	323.3	15.21	10.88	14.45	-1.73	24.34	9.23	0.72	0.70	12.34	12.34	138.53
PROV	Provident Financial Holdings, Inc.	WE	15.79	6,577	103.9	16.70	12.98	15.77	0.13	2.13	-0.75	0.93	0.94	19.54	19.54	189.39
PFS	Provident Financial Services, Inc.	MA	18.56	130,624	2,424.4	22.24	14.34	18.82	-1.38	-3.33	-1.64	1.77	2.23	20.73	14.61	187.92
RVSB	Riverview Bancorp, Inc.	WE	5.13	20,928	107.4	6.59	4.59	5.31	-3.39	10.80	-10.63	0.24	0.23	7.72	6.43	72.47
SRBK	SR Bancorp, Inc.	MA	14.75	8,210	118.6	15.46	10.54	14.83	-0.54	34.09	23.85	0.61	0.60	21.83	18.82	132.09
TCBS	Texas Community Bancshares, Inc.	SW	16.20	2,770	44.9	19.40	14.79	16.00	1.25	9.09	6.23	0.78	0.81	17.62	17.60	160.33
TSBK	Timberland Bancorp, Inc.	WE	31.37	7,897	247.7	38.08	27.51	32.47	-3.39	5.34	2.82	3.40	3.42	32.58	30.62	247.83
TFIN	Triumph Financial, Inc.	SW	55.87	23,763	1,327.7	110.58	42.90	60.98	-8.38	-38.71	-38.52	0.44	0.82	36.56	19.31	273.31
TRST	TrustCo Bank Corp NY	MA	37.65	18,851	709.7	40.96	27.18	36.92	1.98	12.83	13.03	2.81	2.81	36.75	36.72	336.77
WSBF	Waterstone Financial, Inc.	MW	15.38	19,076	288.7	16.86	11.61	15.01	2.47	2.47	14.43	1.14	1.13	18.19	18.15	118.30
WNEB	Western New England Bancorp, Inc.	NE	11.33	20,272	229.7	12.80	7.63	11.34	-0.09	30.38	23.15	0.59	0.58	11.68	11.01	133.74
WSFS	WSFS Financial Corporation	MA	52.98	55,969	2,965.2	62.75	42.44	52.74	0.46	6.28	-0.28	4.56	4.80	47.71	30.40	370.98

MHCs
BSBK	Bogota Financial Corp.	MA	8.55	12,639	108.1	9.50	6.59	8.60	-0.58	1.96	14.00	-0.02	-0.06	10.64	10.63	72.94
CLBK	Columbia Financial, Inc.	MA	14.95	104,743	1,565.9	19.28	12.64	15.26	-2.03	-13.43	-5.44	0.06	0.33	10.68	9.55	102.53
GCBC	Greene County Bancorp, Inc.	MA	21.81	17,027	371.4	35.34	20.00	22.45	-2.85	-23.34	-21.32	1.83	1.83	14.03	14.03	178.58
KFFB	Kentucky First Federal Bancorp	MW	3.93	8,087	31.8	4.16	1.96	3.91	0.51	37.41	31.71	0.02	0.02	5.98	5.98	45.90
PBFS	Pioneer Bancorp, Inc.	MA	13.06	24,607	321.4	13.65	10.60	13.17	-0.84	15.27	13.37	0.87	0.88	12.30	11.77	85.19
RBKB	Rhinebeck Bancorp, Inc.	MA	10.04	10,811	108.5	13.99	8.87	10.55	-4.83	10.45	3.83	-0.54	0.62	11.61	11.40	117.87
TFSL	TFS Financial Corporation	MW	13.41	278,738	3,737.9	15.00	11.29	13.29	0.90	3.63	6.77	0.29	0.29	6.72	6.69	62.34

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	14.23	6,329	90.1	14.24	6.41	14.22	0.07	106.97	110.51	-0.04	-0.04	11.56	11.56	57.93
PBBK	PB Bankshares, Inc.	MA	19.65	2,374	46.6	20.07	14.05	19.68	-0.15	32.68	28.60	0.94	0.77	19.73	19.73	195.50
PVBC	Provident Bancorp, Inc.	NE	12.64	16,841	212.9	13.02	10.27	12.70	-0.47	20.27	10.88	0.63	0.62	13.35	13.35	91.49

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1B
Weekly Thrift Market Line - Part Two
Prices As of October 29, 2025

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	13.29	11.58	0.79	5.54	0.87	6.09	0.49	187.12	16.37	92.95	12.60	108.56	15.27	NA	NA	130.43
AX	Axos Financial, Inc.	WE	10.82	10.33	1.82	17.30	1.86	17.71	0.71	170.23	10.60	165.97	17.95	174.74	10.36	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	15.10	15.10	-0.55	-3.40	-0.55	-3.40	0.30	211.81	NM	56.53	8.24	56.54	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.28	21.52	0.05	0.21	0.06	0.29	NA	214.55	NM	44.17	5.56	55.40	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	21.80	20.47	1.19	5.32	1.20	5.39	0.50	208.59	15.22	83.17	17.40	90.35	15.01	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.79	10.70	0.64	5.92	0.64	5.97	0.50	47.07	11.58	75.97	8.14	76.66	11.50	0.34	5.65	65.38
CARV	Carver Bancorp, Inc.	MA	4.00	4.00	-1.73	-36.28	-1.73	-36.28	3.43	25.84	NM	211.91	2.08	211.91	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	29.51	29.51	0.80	2.70	0.67	2.25	0.56	167.08	22.92	68.43	19.67	68.43	24.88	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.90	NA	0.77	5.52	0.77	5.52	NA	NM	16.41	81.08	13.70	NA	16.41	NA	NA	NM
ECBK	ECB Bancorp, Inc.	NE	11.11	11.11	0.38	3.16	0.38	3.16	NA	768.74	19.27	79.34	8.65	79.34	19.27	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	26.64	26.64	-0.38	-1.68	-0.02	-0.08	1.18	47.21	NA	71.80	19.13	71.80	NA	NA	NA	NA
FDSB	Fifth District Bancorp, Inc.	SW	24.25	24.25	0.49	2.09	0.68	2.90	0.24	133.99	26.06	56.46	13.69	56.46	18.99	NA	NA	NM
FNWB	First Northwest Bancorp	WE	6.82	6.77	-0.46	-6.50	-0.57	-8.04	0.99	90.08	NM	56.89	4.16	57.29	NM	0.00	0.00	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.05	10.02	-0.42	-3.99	-0.42	-3.96	0.00	NM	NM	90.34	9.08	90.64	NM	NA	NA	NM
FLG	Flagstar Bank, National Association	MA	8.78	8.35	-0.60	-7.60	-0.50	-6.37	3.46	34.78	NM	63.01	5.26	66.57	NM	0.04	0.35	NM
FSBW	FS Bancorp, Inc.	WE	9.36	8.91	1.10	11.38	1.19	12.30	NA	169.45	9.40	96.61	9.05	101.65	8.69	1.12	2.91	32.68
HONE	HarborOne Bancorp, Inc.	NE	10.34	9.38	0.46	4.53	0.50	4.87	0.58	146.67	18.91	91.25	9.44	101.66	17.60	0.36	2.93	53.85
HIFS	Hingham Institution for Savings	NE	9.82	9.82	0.77	7.76	0.49	4.90	0.70	86.97	13.98	135.59	13.82	135.59	23.76	2.52	0.88	12.27
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.06	8.47	0.63	7.31	0.67	7.74	0.50	215.27	10.89	86.75	7.88	93.06	NA	0.54	3.37	36.05
IROQ	IF Bancorp, Inc.	MW	9.22	9.22	0.49	5.52	0.49	5.59	0.02	NM	18.47	103.61	9.55	103.61	18.23	0.40	1.58	29.20
KRNY	Kearny Financial Corp.	MA	9.64	8.27	0.34	3.49	0.34	3.52	0.59	101.30	13.72	55.44	5.46	66.02	13.77	0.44	6.82	93.62
LSBK	Lake Shore Bancorp, Inc.	MA	12.64	12.64	0.83	6.40	0.82	6.26	0.24	290.60	15.22	76.96	14.43	76.96	NA	0.00	0.00	30.00
MGYR	Magyar Bancorp, Inc.	MA	11.78	11.75	0.99	8.77	1.00	8.86	0.31	875.98	10.75	94.17	11.09	94.47	10.63	0.32	1.88	18.35
NECB	Northeast Community Bancorp, Inc.	MA	17.06	17.06	2.26	13.90	2.25	13.82	0.04	NM	6.20	81.40	13.62	81.40	6.20	0.80	4.01	29.50
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.51	11.87	0.62	5.01	0.57	4.64	0.23	280.94	10.56	59.50	7.48	63.10	11.30	0.52	5.08	53.61
NSTS	NSTS Bancorp, Inc.	MW	28.20	28.20	-0.29	-1.04	-0.29	-1.04	0.10	418.12	NM	73.37	20.69	73.37	NM	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	16.52	16.52	0.57	3.42	0.56	3.34	NA	99.90	15.96	111.80	11.62	111.80	16.52	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	WE	10.32	10.32	0.50	4.79	0.51	4.82	0.11	454.31	17.54	80.09	8.35	80.09	NA	0.56	3.55	62.22
PFS	Provident Financial Services, Inc.	MA	11.03	8.04	0.96	8.71	1.20	10.97	0.44	175.32	9.47	87.62	9.76	122.67	8.25	0.96	5.17	48.98
RVSB	Riverview Bancorp, Inc.	WE	10.68	9.05	0.34	3.22	0.32	3.05	0.01	NM	23.32	65.65	7.11	78.74	NA	0.08	1.56	36.36
SRBK	SR Bancorp, Inc.	MA	17.87	15.80	0.49	2.68	0.48	2.65	0.00	NM	24.18	67.56	12.07	78.35	24.45	0.20	1.36	24.59
TCBS	Texas Community Bancshares, Inc.	SW	11.91	11.89	0.53	5.13	0.55	5.31	NA	30.31	20.77	91.92	10.94	92.03	20.11	0.16	0.99	20.51
TSBK	Timberland Bancorp, Inc.	WE	13.11	12.42	1.40	10.91	1.41	10.96	0.21	465.21	9.23	96.27	12.63	102.44	9.18	1.04	3.32	30.00
TFIN	Triumph Financial, Inc.	SW	14.05	8.27	0.23	1.51	0.38	2.56	0.97	70.84	192.66	151.85	21.03	283.60	68.82	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.91	10.91	0.86	7.91	0.86	7.91	0.30	286.24	12.59	100.95	11.00	101.03	12.59	1.52	4.04	48.83
WSBF	Waterstone Financial, Inc.	MW	15.13	15.11	0.93	6.06	0.92	6.00	0.37	217.18	11.56	82.46	12.56	84.74	11.66	0.60	3.90	45.11
WNEB	Western New England Bancorp, Inc.	NE	8.83	8.37	0.45	5.09	0.45	5.02	0.21	343.06	17.17	95.29	8.49	100.95	17.37	0.28	2.47	42.42
WSFS	WSFS Financial Corporation	MA	12.87	8.59	1.27	10.19	1.34	10.69	0.51	177.03	10.92	106.66	14.08	174.25	10.52	0.68	1.28	13.61

MHCs
BSBK	Bogota Financial Corp.	MA	15.02	15.01	-0.04	-0.25	-0.08	-0.57	1.50	18.69	NM	80.34	12.07	80.41	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.44	9.44	0.06	0.57	0.32	3.11	0.37	163.02	99.67	137.25	14.42	153.10	35.88	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	7.85	7.85	1.10	14.08	1.10	14.07	0.10	658.37	11.02	149.63	12.14	149.63	NA	0.40	1.83	19.19
KFFB	Kentucky First Federal Bancorp	MW	13.03	13.03	0.05	0.38	0.05	0.38	0.88	66.30	196.50	65.70	8.56	65.70	196.50	0.00	0.00	NM
PBFS	Pioneer Bancorp, Inc.	MA	14.99	14.45	1.09	7.12	1.11	7.24	0.55	218.65	15.01	106.22	15.92	110.93	14.76	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.12	9.95	-0.45	-4.62	0.53	5.43	0.23	283.14	21.83	84.13	8.50	85.65	13.10	NA	NA	NM
TFSL	TFS Financial Corporation	MW	10.87	10.82	0.49	4.34	0.49	4.34	0.22	194.72	46.24	199.43	21.67	200.46	46.24	1.13	8.43	389.66

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	20.66	20.66	-0.07	-0.35	-0.07	-0.35	0.00	NM	NM	123.05	25.42	123.05	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	MA	10.85	10.85	0.48	4.52	0.39	3.68	0.19	498.12	20.05	97.64	10.99	97.64	21.20	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	15.40	15.40	0.68	4.58	0.67	4.51	2.24	60.38	16.85	93.26	15.07	93.26	16.70	0.00	0.00	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

URSB Bancorp, Inc.

Prices as of  October 29, 2025

					Peer Group				New Jersey Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	35.17	x	18.20	x	17.44	x	13.74	x	10.75	x	15.15	x	15.22	x
Price-core earnings ratio (x)		P/Core	29.63	x	17.44	x	17.32	x	13.66	x	11.30	x	14.90	x	15.01	x
Price-book ratio (%)	=	P/B	54.17%		82.61	x	84.96%		70.13%		63.53%		89.23%		82.82%
Price-tangible book ratio (%)	=	P/TB	54.17%		86.64	x	91.19%		80.19%		72.19%		99.09%		90.35%
Price-assets ratio (%)	=	P/A	4.83%		12.86	x	12.34%		9.02%		9.00%		11.25%		10.97%

Valuation Parameters
Pre-Conversion Earnings (Y)	$445,000	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$539,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$19,099,000	ESOP Amortization (T)	20.00 years
Pre-Conv. Tang. Book Val. (TB)	$19,099,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (2)	$352,589,000	RRP Vesting (N)	5.00 years (5)
Reinvestment Rate (2)(R)	3.76%	Foundation (F)	2.29%
Est. Conversion Expenses (3)(X)	9.75%	Tax Benefit (Z)	112,000
Tax Rate (TAX)	28.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	46.60%	(6)
		Option vesting (O3)	5.00 (6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$17,700,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$17,700,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$17,700,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$17,700,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$17,700,000
	1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	2,314,375	10.00	$23,143,750	20,000	2,334,375	$23,343,750
Maximum	2,012,500	10.00	20,125,000	20,000	2,032,500	20,325,000
Midpoint	1,750,000	10.00	17,500,000	20,000	1,770,000	17,700,000
Minimum	1,487,500	10.00	14,875,000	20,000	1,507,500	15,075,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.76 percent and a tax rate of 28.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 28.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 46.60 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 28.0 percent.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$15,075,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$14,875,000
	Less: Estimated Offering Expenses	1,707,000
	Net Conversion Proceeds	$13,168,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$13,168,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	1,809,000
	Net Proceeds Reinvested	$11,159,000
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$302,096
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	43,416
	Less: Amortization of Options (4)	130,664
	Less: Recognition Plan Vesting (5)	86,832
	Net Earnings Impact	$41,184

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended September 30, 2025 (reported)	$445,000	$41,184	$486,184
	12 Months ended September 30, 2025 (core)	$539,000	$41,184	$580,184

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	September 30, 2025	$19,099,000	$11,159,000	$112,000	$30,370,000
	September 30, 2025 (Tangible)	$19,099,000	$11,159,000	$112,000	$30,370,000

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	September 30, 2025	$352,589,000	$11,159,000	$112,000	$363,860,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$17,700,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$17,500,000
	Less: Estimated Offering Expenses	1,707,000
	Net Conversion Proceeds	$15,793,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$15,793,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,124,000
	Net Proceeds Reinvested	$13,469,000
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$364,633
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	50,976
	Less: Amortization of Options (4)	153,417
	Less: Recognition Plan Vesting (5)	101,952
	Net Earnings Impact	$58,288

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended September 30, 2025 (reported)	$445,000	$58,288	$503,288
	12 Months ended September 30, 2025 (core)	$539,000	$58,288	$597,288

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	September 30, 2025	$19,099,000	$13,469,000	$112,000	$32,680,000
	September 30, 2025 (Tangible)	$19,099,000	$13,469,000	$112,000	$32,680,000

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	September 30, 2025	$352,589,000	$13,469,000	$112,000	$366,170,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the  Maximum Value

1.	Pro Forma Market Capitalization	$20,325,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$20,125,000
	Less: Estimated Offering Expenses	1,707,000
	Net Conversion Proceeds	$18,418,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$18,418,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,439,000
	Net Proceeds Reinvested	$15,779,000
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$427,169
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	58,536
	Less: Amortization of Options (4)	176,169
	Less: Recognition Plan Vesting (5)	117,072
	Net Earnings Impact	$75,392

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended September 30, 2025 (reported)	$445,000	$75,392	$520,392
	12 Months ended September 30, 2025 (core)	$539,000	$75,392	$614,392

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	September 30, 2025	$19,099,000	$15,779,000	$112,000	$34,990,000
	September 30, 2025 (Tangible)	$19,099,000	$15,779,000	$112,000	$34,990,000

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	September 30, 2025	$352,589,000	$15,779,000	$112,000	$368,480,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$23,343,750
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$23,143,750
	Less: Estimated Offering Expenses	1,707,000
	Net Conversion Proceeds	$21,436,750

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$21,436,750
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,801,250
	Net Proceeds Reinvested	$18,435,500
	Estimated net incremental rate of return	2.71%
	Reinvestment Income	$499,086
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	67,230
	Less: Amortization of Options (4)	202,334
	Less: Recognition Plan Vesting (5)	134,460
	Net Earnings Impact	$95,062

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
4.	Pro Forma Earnings

	12 Months ended September 30, 2025 (reported)	$445,000	$95,062	$540,062
	12 Months ended September 30, 2025 (core)	$539,000	$95,062	$634,062

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
5.	Pro Forma Net Worth

	September 30, 2025	$19,099,000	$18,435,500	$112,000	$37,646,500
	September 30, 2025 (Tangible)	$19,099,000	$18,435,500	$112,000	$37,646,500

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	Of Contribution	Conversion
6.	Pro Forma Assets

	September 30, 2025	$352,589,000	$18,435,500	$112,000	$371,136,500

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (45)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (37)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com